Exhibit 5.1

Opinion of Phillips Lytle LLP as to Legality of Securities Being Registered

Sovran Self Storage, Inc. 6467 Main Street Williamsville, New York 14221	March 18, 2013

Ladies and Gentlemen:

We have acted as counsel to Sovran Self Storage, Inc., a Maryland corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) to be issued pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”) .

In connection with the opinion set forth below, we have examined:

1.    The Registration Statement and the related prospectus included therein;

2.    The Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”);

3.    The Bylaws of the Company, as amended;

4.    Resolutions adopted by the Board of Directors relating to the registration and issuance of the Shares (the “Resolutions”), as provided to us by the Company;

5.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents. We have also assumed that (i) the Shares will not be issued or transferred in violation of the ownership

Sovran Self Storage, Inc. Page 2	March 18, 2013

limit contained in the Company’s Charter, as amended, and (ii) upon the issuance of any of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under the Company’s Charter, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing

We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York. With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP of Baltimore, Maryland.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offering and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matter or opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Phillips Lytle LLP

Phillips Lytle LLP